Exhibit 10.27

ALPHATEC SPINE, INC.

ALPHATEC HOLDINGS, INC.

December 29, 2017

Re:Separation of Employment

Dear Michael Plunkett (hereinafter “Employee”, “you” or “your”):

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Alphatec Spine, Inc. and Alphatec Holdings, Inc. (collectively, and together with their affiliates, the “Company”). You have been employed by Alphatec Spine, Inc. on an at-will basis. Your employment ended effective December 31, 2017 (the “Separation Date”). You acknowledge that you will perform no further duties, functions or services for the Company after the Separation Date. Payment of the Separation Pay (defined below) is contingent on your agreement to and compliance with the terms of this Agreement. Neither this offer to you nor the Company’s entering into this Agreement shall constitute an admission by the Company. This letter shall be construed as an offer of compromise.

1.Separation of Employment. You agree and acknowledge that your employment with the Company ended on the Separation Date at 5:00 pm PST. You acknowledge that the Company has no obligation to provide you with separation benefits. In addition, by law, and regardless of whether you sign this Agreement, you have the right to continue your medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). You will receive your COBRA notice under separate cover.  In addition, regardless of whether you sign this Agreement, you will receive all wages owed to you, all accrued and unused vacation, and reimbursement for all expenses incurred prior to the Separation Date in accordance with the Company’s expense reimbursement policies.

2.Separation Pay. In exchange for the mutual promises set forth in this Agreement, and if you do not revoke this Agreement as you are entitled to do as set forth below, and even though the Company has no prior obligation to provide you with separation benefits, beginning on the Effective Date (as defined below) the Company will pay you a severance amount equal to (i) 39 weeks of base salary less applicable payroll tax withholdings and deductions (the “Weekly Separation Pay”); and (ii) a payment equal to nine months cost of COBRA coverage under the Company’s group health plan for you and your family members who are entitled to such COBRA coverage, should you make a timely election for such coverage (the “COBRA Separation Pay”) (collectively, the Weekly Separation Pay and COBRA Separation Pay shall be referred to as the “Separation Pay”). The COBRA Separation Pay shall be paid by the Company directly to its insurance carrier prior to such payment being due. The Company is not required to pay you the Separation Pay if you fail to sign, or if you revoke, this Agreement. You acknowledge that the Separation Pay will represent wages and will be subject to income tax and other legally- required withholding, and will be reported by the Company as income to you on an IRS Form W-2.

Exhibit 10.27

You also agree that the Separation Pay to be provided to you is not intended to and does not constitute a severance plan and does not confer a benefit on anyone other than the parties. You further acknowledge that, except for the Separation Pay, as of the Effective Date, you have been paid all wages and compensation due, and you are not now and shall not in the future be entitled to any compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit. The preceding sentence does not include reimbursement for expenses that have been incurred in accordance with the Company’s polices prior to the Separation Date. By signing this Agreement and allowing the revocation period described in Section 6 to end, you represent that you have received all payments to which you are legally entitled other than Separation Pay.

You understand and agree that you will not receive the Separation Pay unless you sign and deliver, and do not revoke, this Agreement, and fulfill the other promises contained herein. You agree that the Company has no independent legal duty to provide you with the Separation Pay set forth in this Agreement, absent the terms of the Agreement itself. As such, you agree that the Separation Pay represents an amount above and beyond that to which you would be entitled if you did not enter into this Agreement.

3.Equity Ownership Acknowledgement. You acknowledge that, upon the termination of your employment, all of your vested stock options will convert to non-qualified stock options and shall remain exercisable until each such stock option’s expiration date (as set forth in each option agreement).  This option conversion and exercise extension shall not apply to any unvested option grants which, along with unvested Restricted Stock Units (“RSUs”), will immediately revert to the Company upon your last day of employment, December 31, 2017.

4.Certain Post-Employment Covenants. You expressly acknowledge and agree that:

(i)all tangible information, including all files, records, summaries, bills, invoices, copies, excerpts, data, memoranda, letters, notes, written policies and procedures, manuals and other information or material pertaining to your work at the Company or containing confidential information that came into your custody, possession or knowledge or were compiled, prepared, developed or used by you at any time in the course of or in connection with your work at the Company, and all tangible property put in your custody or possession by the Company in connection with your work at the Company is solely the property of the Company.  You hereby certify that you have returned to the Company all such tangible information and, to the extent that any such tangible information is later discovered in your possession, custody, or control, you agree that you will immediately return to the Company all such tangible information in your possession, custody, or control.  You further certify that you have returned to the Company all property and equipment of the Company, including but not limited to badges, pagers, keys, key cards, cellular phones, credit cards, personal and laptop computers, and any other electronic equipment, and, again, to the extent that any Company property or equipment is later discovered in your possession, custody, or control, you agree to immediately return to the Company all such Company property and equipment.

(ii)you shall abide by all provisions of all agreements executed by you governing confidentiality, proprietary information and the like, the terms of which shall survive the

Exhibit 10.27

signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(iii)all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from acting as a witness in an investigation with a state or federal agency if subpoenaed by the agency to do so;

(iv)you will not, either directly or indirectly, make any statements or representations, either orally or in writing that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company or the Company’s business practices, and that you will not engage in any conduct which could be expected to directly or indirectly harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants); likewise, the Company will not make any statements that are professionally or personally disparaging about you;

(v)for a period of twelve (12) months after the Separation Date, you will not, on your own behalf or on behalf of any other person, partnership, association, corporation or other entity, directly or indirectly solicit (either orally or in writing), or in any manner attempt to influence or induce any employee of the Company to leave the employment of the Company;

(vi)for a period of twelve (12) months after the Separation Date, you will not, on your own behalf or on behalf of any other person, partnership, association, corporation or other entity, use confidential and/or proprietary Company information to directly or indirectly solicit (either orally or in writing), or in any manner influence or induce (or attempt to influence or induce) any surgeon, hospital, surgery center, supplier or agent of the Company to terminate, modify or amend its then-current relationship with the Company;

(vii)a breach of this Section 4 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Separation Pay paid to you under Section 2 of this Agreement.

5.Your General Waiver and Release of Claims and Covenant Not to Sue.

A.You hereby agree and acknowledge that, by signing this Agreement and accepting the Separation Pay, and for other good and valuable consideration, you are waiving your right to

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assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising prior to the Effective Date (“General Waiver and Release”). Except as set forth below, your General Waiver and Release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising prior to the Effective Date.

Without limiting the foregoing General Waiver and Release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

(i)

Claims under any state or federal discrimination, fair employment practices or other employment-related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Labor Code,  the California Family Rights Act, the California Constitution, the California Industrial Welfare Commission Wage Orders, and the California Government Code and any similar California or other state statute. You expressly understand that among the various rights and claims being waived by you in this Agreement are those arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and in that regard you specifically acknowledge that you have read and understand the provisions of the ADEA paragraph below before signing this Agreement;

(ii)

Claims under any other state or federal employment-related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours, exempt or non-exempt classification or any other terms and conditions of employment;

(iii)

Claims for salary, bonuses, compensation (except as specified in this Agreement), wages, penalties, premiums (including, without limitation, premium pay for missed meal periods and/or rest breaks), severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended;

[1] /

For purposes of this Agreement, the term “the Company” includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.”

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(iv)

Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence, and

(v)	any other Claim arising under state or federal law (collectively, the “Released Claims”).

B.In addition to the foregoing, you hereby agree that you waive all rights under section 1542 of the Civil Code of the State of California.  Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor.

Pursuant to section 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the Released Claims, and further agree that this Agreement shall remain effective in all respects notwithstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims, including but not limited to any claims or rights which you may have under section 1542 of the California Civil Code.

Excluded from this General Waiver and Release are any Claims or rights that cannot be waived by law, including the right to file a charge of discrimination with, or participate in an investigation conducted by, an administrative agency.  You are waiving, however, the right to any monetary recovery or other relief in connection with such a charge.

Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this General Waiver and Release, you would not be receiving the Separation Pay being provided to you by the Company under the terms of this Agreement.

C.Covenant not to Sue

A “covenant not to sue” is a legal term that means you promise not to file a lawsuit in court.  It is different from the General Waiver and Release contained in Section 5, above. Besides waiving and releasing the Released Claims, you represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any judicial complaint or lawsuit involving any Released Claims, and you agree to withdraw any judicial complaints or lawsuits you have filed, or that were filed on your behalf, prior to the Effective Date of this Agreement (as defined below).  You agree and acknowledge that, if you sue the Company in violation of this Agreement, then you shall pay all legal expenses, including reasonable attorneys’ fees, incurred by the Company in defending against your suit. Alternatively, if you sue the Company in violation of this Agreement, you may,

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at the Company’s option, be required to return all monies paid to you pursuant to this Agreement, except for $100.00. Notwithstanding the covenant contained in this Section 5.C, you may initiate an arbitration action against the Company to enforce this Agreement in accordance with Section 7.C below.

6.Time Periods for Acceptance and Revocation

This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that you have or may have under the Age Discrimination in Employment Act (ADEA). This paragraph and this Agreement are written in a manner calculated to be understood by you.  You are hereby advised in writing to consult with an attorney before signing this Agreement.  You have up to 21 days in which to consider signing this Agreement, although you may sign this Agreement at any time within the 21-day period.  If you decide not to use all 21 days, you knowingly and voluntarily waive any claims that you were not given the 21‑day period or did not use the entire 21 days to consider this Agreement.  If you do sign this Agreement, you may revoke your signature of this Agreement at any time within the seven-day period following the date you sign this Agreement by providing written notice of revocation to Craig Hunsaker, Executive Vice President, People & Culture, so that such written notice is received before the seven-day revocation period expires.  If you sign and do not revoke this Agreement within the seven-day revocation period, this Agreement will become effective on the eighth day after you sign it (the “Effective Date”).  In addition, you agree that if you either do not sign this Agreement, or revoke your signature of this Agreement as provided above, the Agreement shall not be effective or enforceable and you will not receive the Separation Pay.

7. Miscellaneous.

A.Entire Agreement  You acknowledge and agree that, except as set forth herein, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company regarding your separation from the Company, and sets forth the entire agreement between you and the Company regarding this subject matter.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by you and the Company.

B.Governing Law. This Agreement shall be deemed to have been made in the State of California and shall be construed in accordance with the laws of California without giving effect to conflict of law principles.

C.Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement shall be resolved in accordance with the terms and conditions of the Mutual Agreement to Arbitrate Claims between you and the Company.

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D.No Obligation to Re-employ.  You agree that the Company has no obligation to re-employ you or offer you employment again in the future, and you shall have no recourse against the Company if it refuses to re-employ you or offer you employment again.

E.On-The-Job Illness or Injury.  You certify that you have not experienced a job-related illness or injury for which you have not already filed a Claim.

F.Severability.  In the event that any provision of this Agreement is held to be void, null or unenforceable, the remaining parts, terms or portions shall remain in full force and effect and shall not be affected, and said illegal or invalid provision shall be severed from and deemed not to be part of this Agreement.

G.No Admission of Wrongdoing.  The Parties agree that neither this Agreement nor the furnishing of the Separation Pay shall be deemed or construed as an admission of liability or wrongdoing on the part of the Company, nor shall they be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

H.

Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to review and understand the terms and effects of this Agreement, and that your agreements and obligations hereunder are made voluntarily, knowingly and without duress.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement.

I.Binding Agreement.  This Agreement shall be binding upon you and your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Company and its successors, assigns and transferees.

[Signature Page Follows]

Exhibit 10.27

If the foregoing correctly sets forth our understanding and agreement, please sign, date and return the enclosed copy of this Agreement to Craig Hunsaker at the Company.

Sincerely,

Alphatec Spine, Inc.

By:_____________________________
Name: Craig Hunsaker

Title:  Executive Vice President, People & Culture

Alphatec Holdings, Inc.

By:_____________________________
Name: Craig Hunsaker

Title: Executive Vice President, People & Culture

Dated:______________________

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Confirmed, Agreed and Acknowledged by Employee:

Signature: _______________________________

Dated:________________